Exhibit 23.2
Consent of Independent Registered Independent Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2011 with respect to the consolidated financial statements of The Detroit Medical Center and Subsidiaries included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc. and Vanguard Health Systems, Inc. for the registration of $225,325,000 of 8% Senior Notes due 2018, $350,000,000 of 7.750% Senior Notes due 2019 and $747,219,000 at maturity of 10.375% Senior Discount Notes due 2016.
/s/ Ernst & Young LLP
Detroit, Michigan
April 7, 2011